Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER AND FLOM LLP]

June 15, 2020

R.R. Donnelley & Sons Company

35 West Wacker Drive

Chicago, Illinois 60601

Re:	R.R. Donnelley & Sons Company

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States counsel to R.R. Donnelley & Sons Company, a Delaware corporation (the “Company”), in connection with the Company’s offer to exchange (collectively, the “Exchange Offers”) up to $300,000,000 aggregate principal amount of the 8.250% senior notes due 2027 (the “New Notes”) for validly tendered outstanding (i) 8.875% debentures due 2021 (the “Old 2021 Debentures”), (ii) 7.875% senior notes due 2021 (the “Old 2021 Notes”), (iii) 7.000% senior notes due 2022 (the “Old 2022 Notes”), (iv) 6.500% senior notes due 2023 (the “Old 2023 Notes”) and (v) 6.000% senior notes due 2024 (the “Old 2024 Notes,” and together with the Old 2021 Debentures, the Old 2021 Notes, the Old 2022 Notes and the Old 2023 Notes, the “Old Notes”), and the related solicitation of consents (collectively, the “Consent Solicitations,” and together with the Exchange Offers, the “Exchange Offers and Consent Solicitations”) to certain proposed amendments to the indentures governing the Old Notes, in each case, upon the terms and subject to the conditions set forth in the preliminary prospectus, dated May 19, 2020 (the “Preliminary Prospectus”). The New Notes will be issued pursuant to an indenture (the “New Notes Base Indenture”), as supplemented by the first supplemental indenture (the “New Notes First Supplemental Indenture,” and together with the New Notes Base Indenture, the “New Notes Indenture”) to be entered into between the Company and U.S. Bank National Association, as trustee (the “New Notes Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-4 (333-238490) of the Company relating to the Exchange Offers and Consent Solicitations filed on May 19, 2020, as amended on June 1, 2020 and June 15, 2020, with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including information deemed to be a part of the registration statement pursuant to Rule 430A of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement);

R.R. Donnelley & Sons Company

June 15, 2020

(b) the Preliminary Prospectus, which forms a part of and is included in the Registration Statement;

(c) an executed copy of the Dealer Manager Agreement, dated May 19, 2020 (the “Dealer Manager Agreement”), between the Company and BofA Securities, Inc., as dealer manager, relating to the Exchange Offers and Consent Solicitations;

(d) the form of the New Notes Base Indenture;

(e) the form of the New Notes First Supplemental Indenture;

(f) the form of global certificate included in the New Notes Indenture evidencing the New Notes to be registered in the name of Cede & Co. (the “New Notes Certificate”);

(g) an executed copy of a certificate of Deborah L. Steiner, the Executive Vice President, Chief Administrative Officer, General Counsel, Chief Compliance Officer and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(h) a copy of the Company’s Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of June 12, 2020 and certified pursuant to the Secretary’s Certificate;

(i) a copy of the Company’s Amended and Restated By-Laws, as in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(j) a copy of certain resolutions of the Board of Directors of the Company, adopted on May 14, 2020 and certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Dealer Manager Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws, of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined on Law”).

As used herein, “Transaction Documents” means the Dealer Manager Agreement, the New Notes Indenture and the New Notes Certificate.

R.R. Donnelley & Sons Company

June 15, 2020

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the New Notes Certificate has been duly authorized by all requisite corporate action on the part of the Company and when the New Notes Certificate has been duly executed by the Company under the DGCL and duly authenticated by the New Notes Trustee and issued and delivered by the Company upon consummation of the Exchange Offers and Consent Solicitations against receipt of the Old Notes to be surrendered in exchange therefor in accordance with the terms of the Dealer Manager Agreement and the New Notes Indenture, the New Notes Certificate will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms under the laws of the State of New York.

The opinion stated herein are subject to the following qualifications:

(a) we do not express any opinion with respect to the effect on the opinion stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinion stated herein is limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transactions Documents or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinion contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(e) we have assumed that the New Notes Indenture will be duly executed and delivered by the Company and duly authorized, executed and delivered by the New Notes Trustee in substantially the form reviewed by us;

(f) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinion stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinion we have assumed that, at all applicable times:

(a) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance of the New Notes: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, agreement

R.R. Donnelley & Sons Company

June 15, 2020

or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2019), (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(b) neither the execution and delivery by the Company of the Transaction Documents nor the performance by the Company of its obligations thereunder, including the issuance of the New Notes, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher and Flom LLP

MJZ